Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation: GTC Biotherapeutics, Inc.

(2) Registered office address: 175 Crossing Boulevard, Framingham, MA 01702

                                                     (number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): III, IV

                                                     (specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: December 10, 2008

                                (month, day, year)

(5) Approved by:

(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

See Attachment A to Articles of Amendment

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common Stock	200,000,000	$.01
		Preferred Stock	5,000,000	$.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common Stock	210,000,000	$.01
		Preferred Stock	5,000,000	$.01

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:
(signature of authorized individual

☐	Chairman of the board of directors,

☒	President,

☐	Other officer,

☐	Court-appointed fiduciary

on this 11th day of December, 2008

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $ having been paid, said articles are deemed to have been filed with me this day of , 20 , at a.m./p.m.
time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Jason Copeland, Edwards, Angell, Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Telephone: 617-239-0100

Email: jcopeland@eapdlaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Attachment A to Articles of Amendment

ARTICLE THIRD of the Corporation’s Restated Articles of Organization, as amended, shall be further amended to increase the number of authorized shares of the corporation’s common stock, par vale $0.01 per share, from 200,000,000 to 210,000,000.

* * * *

ARTICLE FOURTH of the Corporation’s Restated Articles of Organization, as amended, shall be corrected to fix a prior typographical error by replacing the existing first paragraph of Section 4.4.6(a) with the following:

“Beginning after June 30, 2012, or if the annual shareholder meeting for 2012 in which directors are elected is held after June 30, 2012, after the date of such meeting, (x) if the right of the original purchaser of the shares of Series D Preferred Stock to nominate the “Purchaser Designee” pursuant to the terms of the Stock Purchase Agreement dated as of September 29, 2006 by and between the Corporation and Laboratoire Francais Du Fractionnement et des Biotechnologies automatically terminates pursuant to Section 9(c) of the Stock Purchase Agreement; or (y) if the Fair Market Value (as defined below) per share of the Corporation’s Common Stock shall equal or exceed 200% of the original purchase price of the Series D Preferred Stock on an “as converted” basis (as such price may be adjusted from time to time due to any event set forth in Section 4.4.5 above) for five consecutive Trading Days (as defined below), the Corporation shall have the right to require conversion of all of the outstanding shares of Series D Preferred Stock into shares of Common Stock, at the then effective Conversion Rate and the number of authorized shares of Series D Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock so converted. The Corporation shall have sixty (60) Trading Days after the occurrence of the event set forth in clause (y) above to exercise its right to require conversion under this Section 4.4.6.”

* * * *